[GRAPHIC OMITED]



      FEDERAL MINISTER MACFARLANE VISITS PROGEN TO LAUNCH $150M P3 PROGRAM

BRISBANE, AUSTRALIA THURSDAY SEPTEMBER 4TH 2003. The Hon. Ian Macfarlane, MP, Minister for Industry, Tourism and Resources chose to visit Progen Industries Ltd (ASX: PGL, Nasdaq: PGLAF) to launch the $150 Million federal government Pharmaceutical Partnerships Program (P3) and to learn more about the company's Drug Development program.

Lewis Lee, Progen's Managing Director commented. "Government support and initiatives such as the new P3 program and the existing Federal Government START Grants were vitally important to the further growth and maintenance of the Biotechnology and Pharmaceutical industries in Australia. The P3 program will be a great asset in supporting Australian research. Progen are extremely pleased to host this launch, and I thank Minister Macfarlane for choosing us as the venue for this important announcement. Progen have been quietly making some great advances in cancer therapy and biotechnology research over many years and it is very gratifying to see some recognition of our hard work, especially at a time when our lead compound is showing such promise in human cancer trials."

Minister Ian Macfarlane added "It is fascinating to see first-hand how Progen and other companies are making progress in developing some of Australia's most promising medical therapies. The Australian Biotech industry is a cornerstone of our future economic growth and I hope companies like Progen will benefit greatly from the government's P3 program."

The P3 scheme will provide $150 million over five years in grants to the Pharmaceuticals sector to promote high value healthcare R&D in Australia. Its focus is to develop medicines for global markets and encourage multinational firms to foster partnerships with local players. The P3 scheme will replace the former Pharmaceutical Industry Investment Program (PIIP) by increasing the number and type of companies eligible for the program and doubling the Federal Government's financial commitment. The program is open to all companies that have committed to increasing their Australian pharmaceutical R&D investment and successful applicants will receive thirty cents for each additional dollar they spend on eligible R&D in Australia.

Progen sees the P3 scheme as a positive step for companies of its size to offset the high R&D expense required to support their current discovery and development efforts. Progen has already spent significant amounts of research dollars in Australia with two cancer therapies currently in human trials and a novel drug discovery platform. The company's profile has been raised recently by some emerging positive clinical data from its lead drug candidate PI-88. This data comes amidst an increased interest in PI-88's class of cancer drugs, which inhibit a process called angiogenesis or the growth of blood vessels that 'feed' the tumour, thereby inhibiting cancer. Most notably, US Biotech giant Genentech recently announced that Phase III data for its drug Avastin demonstrated the product's utility in the treatment of colorectal cancer. Progen's first PI-88 Phase II trial in multiple myeloma was completed in July.

ENDS


KEYWORDS - Progen, cancer, PI-88, Phase I, Phase II, clinical trials, P(3) = Pharmaceutical Partnerships Program.


                                                                        PAGE 1/2

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:

Good Financial Results Bolster Progen's Strategy    www.progen.com.au/news/latest_news.cfm?item=304.0
                                                    -------------------------------------------------
PI-88 achieves Efficacy Endpoint Phase II Trial     www.progen.com.au/news/latest_news.cfm?item=299.0
                                                    -------------------------------------------------
Funds received from Share Purchase Plan             www.progen.com.au/news/latest_news.cfm?item=298.0
                                                    -------------------------------------------------
Encouraging sector news from ASCO                   www.progen.com.au/news/latest_news.cfm?item=295.0
                                                    -------------------------------------------------
Additional Results Support Trial Program            www.progen.com.au/news/latest_news.cfm?item=293.0
                                                    -------------------------------------------------
Progen to manufacture Peplin Compound               www.progen.com.au/news/latest_news.cfm?item=289.0
                                                    -------------------------------------------------
Contract with US based Sequella Inc.                www.progen.com.au/news/latest_news.cfm?item=286.0
                                                    -------------------------------------------------
Half-year report (PDF download available)           www.progen.com.au/news/latest_news.cfm?item=288.0
                                                    -------------------------------------------------
Progen reports 58% increase in revenue              www.progen.com.au/news/latest_news.cfm?item=282.0
                                                    -------------------------------------------------
PI-88 mode of action                                www.progen.com.au/researchdevelopment/pi-88.cfm
                                                    -----------------------------------------------
Progen Industries Ltd.                              www.progen.com.au
                                                    -----------------


ABOUT  PROGEN:
Progen Industries Limited is an Australian biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases.
Progen's three key areas of  expertise  are:

     - CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds - PI-88 and PI-166.

     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.

     - COMMERCIAL SERVICES INCLUDING the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology clients.


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                              Lewis Lee
Business Development Manager                Managing Director
Progen Industries Limited                   Progen Industries Limited
Ph:  61 7 3273 9100                         Ph: 61 7 3273 9100

PROGEN''S RESEARCH PROGRAM:                 PATIENT ENQUIRY LINE
Robert Don Ph.D.                            Tel: 0417 436 548
Vice President Research & Development       Email: research@progen.com.au
                                            -----------------------------
Progen Industries Limited
Ph:  61 7 3273 9100


This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.